EXHIBIT 23

May 3, 2019

Morgan Stanley

– and –

Morgan Stanley Finance LLC

1585 Broadway

New York, NY 10036

Morgan Stanley

Morgan Stanley Finance LLC

Registration Statement on Form S-3 (Registration Statement No. 333-221595)

Ladies and Gentlemen:

We have acted as tax counsel to Morgan Stanley (the “Company”) and Morgan Stanley Finance LLC (“MSFL”) in connection with the issuance from time to time of (i) the Company’s debt securities, units, warrants, purchase contracts, preferred stock and common stock and (ii) MSFL’s debt securities, units, warrants and purchase contracts (collectively, the “Program Securities”) pursuant to a shelf registration statement on Form S-3 (Registration Statement No. 333-221595, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2017. We did not advise the Company or MSFL in connection with the preparation and filing of the Registration Statement, including the preparation and filing of a form of prospectus, dated November 16, 2017 (the “Prospectus”), for the purpose of registering the issuance of Program Securities under the Securities Act of 1933, as amended (the “Securities Act”).

We hereby consent to references to Shearman & Sterling LLP, solely in our capacity as tax counsel to the Company and MSFL, or any opinion of ours delivered in that capacity, in a pricing supplement or prospectus supplement forming part of the Prospectus prepared and filed by the Company or MSFL with the SEC relating to the offer and sale of any Program Securities. The issuance of such consent does not concede that we are “Experts” for purposes of the Securities Act.

Very truly yours,

/s/ Shearman & Sterling LLP